SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
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[ ]     Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-12

                        First Financial Bankshares, Inc.
                (Name of Registrant As Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          1)   Title  of  each  class  of   securities   to  which   transaction
               applies:___________

          2)   Aggregate    number   of   securities   to   which    transaction
               applies:___________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]      Check box if any part of the fee is offset as provided  by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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         3) Filing Party:_________________________________
         4) Date Filed:_________________________________

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                  325.627.7155


                NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2006

To our shareholders:

     We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 25, 2006, for the following purposes:

     (1)  To elect 12 directors;

     (2) To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2006;

     (3) To adopt an Amended and Restated Certificate of Formation and voluntarily elect to adopt and become subject to the Texas Business Organization Code;

     (4) To change the par value of our Common Stock from $10.00 to $0.01 per share;

     (5) To act on such other business as may properly come before the annual meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 15, 2006, are entitled to notice of and to vote at the annual meeting or any continuation of the meeting if it is adjourned.

     We have included, along with this notice and proxy statement, our 2005 annual report, which describes our activities during 2005, and our Form 10-K for the year ended December 31, 2005. The annual report and Form 10-K do not form any part of the material for solicitation of proxies.

     We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before your proxy is voted. Alternatively, if you submitted a proxy and attend the annual meeting in person, you may revoke the proxy and vote in person on all matters submitted at the annual meeting. If you plan to attend the annual meeting and luncheon, we request that you confirm your attendance by calling 325.627.7155.


                                             By order of the Board of Directors,



                                             KENNETH T. MURPHY, Chairman

March __, 2006

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                  325.627.7155

                                 PROXY STATEMENT

                       2006 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2006


                                  INTRODUCTION

     Your board of directors hereby solicits your proxy for use at the 2006 annual meeting of our shareholders and any continuation of this meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 25, 2006.

     Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7155.

     We mailed this proxy statement and the accompanying proxy card on March __, 2006. The date of this proxy statement is March __, 2006.

                              VOTING OF SECURITIES

Record Date

     Your board of directors has established the close of business on March 15, 2006, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 20,716,882 shares of our common stock outstanding.

Quorum

     In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common stock on the record date must be present in person or by proxy. You may only vote if you hold your shares directly in your name. If your shares are held in "street name" by your broker, your broker will send you instructions on how you can instruct your broker to vote your shares. Your broker generally cannot vote your shares on non-routine matters without instructions from you. Shares that are represented at the annual meeting but abstain from voting on any or all matters and shares that are "broker non-votes" will be counted in determining whether a quorum is present at our annual meeting. A "broker non-vote" occurs when a broker or nominee votes on some matters on the proxy card but not others because he does not have authority to do so from the beneficial owner of the underlying shares.

Required Vote

     The affirmative vote of a plurality of the shares cast at the annual meeting is required to elect a nominee for director. The affirmative vote of the holders of at least two-thirds of our outstanding shares entitled to vote is required to approve the amendment and restatement to our certificate of formation (including the election to become subject to the Texas Business Organization Code) and to reduce our par value from $10.00 per share to $0.01 per share. The affirmative vote of a majority of shares entitled to vote is required to approve the ratification of Ernst & Young LLP as our independent accountants or any other matter that may come before the meeting. If you abstain from voting or withhold authority to vote in the election of a director, your abstention or withholdings will have no effect. However, as to other matters, you abstention or withholding authority will have the effect of a vote against such matters because approval is premised on the affirmative vote of at least two-thirds or a majority (as the case may be) of all shares entitled to vote.

Broker non-votes will have no effect on the outcome of director elections, but will count as negative votes for all other matters.

Shareholder List

     A list of shareholders entitled to vote at the annual meeting, which will show each shareholder's address and the number of shares registered in his or her name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list during ordinary business hours commencing March __, 2006, and continuing through the date of the annual meeting at our principal office, 400 Pine Street, Abilene, Texas 79601.

                    SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

     We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone or oral communication. We will not pay these officers any extra compensation for participating in this solicitation.

Proxies and Revocation

     Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the board of directors' recommendations, which are contained in this proxy statement. Your board of directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders named on the proxy.

     Each shareholder giving a proxy has the power to revoke it at any time before the shares of our common stock it represents are voted. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the annual meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

General

     Your board of directors currently consists of 14 directors. At the annual meeting, 12 directors are to be elected, each for a term of one year. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Three of our current directors (Mr. McDaniel, Dr. Ramsey and Mr. Parker) will not stand for reelection at the annual meeting due to these bylaw provisions. While our bylaws fix the number of directors at a number not less than three nor more than 30, the board of directors has fixed the number of directors at 12 for 2006. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by your board of directors.

     Under Nasdaq rules, a majority of your board of directors must be comprised of independent directors. The board has determined that each director nominated, except Messrs. Dueser and Murphy, is independent under applicable Nasdaq rules.

Nominees

     The names and principal occupations of the nominees, together with the length of service as a director and the number of shares of our common stock beneficially owned by each of them on February 1, 2006, are set forth in the following table, except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her:

                                                                                      Shares of
                                       Years as                                      Bankshares       Percent
                                       Director    Principal Occupation             Beneficially     of Shares
Name                           Age        (1)      During Last Five Years               Owned       Outstanding
----                           ---        ---      ----------------------               -----       -----------
Joseph E. Canon                 63        10       Executive Director,                 11,447            0.06%
                                                     Dodge Jones Foundation, a
                                                     private charitable foundation

Mac A. Coalson                  66        10       Real Estate and Ranching           226,230            1.09%

David Copeland                  50         8       President, Shelton Family          133,946 (2)        0.65%
                                                     Foundation, a private
                                                     charitable foundation

F. Scott Dueser                 52        15       See "Executive Officers" on        225,119 (3)(4)     1.09%
                                                     page 6

Murray Edwards                  54         -       Principal, The Edwards Group        43,923 (5)        0.21%

Derrell E. Johnson              66         6       President, American Council         40,000            0.19%
                                                     of Engineering Companies
                                                     Life Health Trust

Kade L. Matthews                47         8       Ranching and Investments           189,621            0.92%

Bynum Miers                     69        14       Ranching                            57,103 (6)        0.28%

Kenneth T. Murphy               68        35       See "Executive Officers" on        157,896            0.76%
                                                     page 6

Dian Graves Stai                65        13       Chair, Mansefeldt Investment Inc.   72,593            0.35%

F. L. Stephens                  67         8       Retired Chairman and Chief          59,665            0.29%
                                                     Executive Officer, Town &
                                                     Country Food Stores, Inc.

Johnny E. Trotter               54         3       Ranching, Farming and Cattle        90,481            0.44%
                                                     Feeding

Shares beneficially owned by all executive officers and directors*                  1,334,720 (4)        6.44%

* See "Security Ownership of Certain Beneficial Owners and Management."

(1) The years indicated are the approximate number of years each person has continuously served as a director, or, prior thereto, of First National
     Bank of Abilene, which became our wholly-owned subsidiary in April 1973, when all the then directors of First National Bank of Abilene became our directors.
(2) Includes 123,281 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership.
     Mr. Copeland is also a director of Harte-Hanks, Inc.
(3) Includes 2,208 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2006.
     Also includes 39,988 shares owned by his wife of which he disclaims beneficial ownership.
(4) Includes shares indirectly owned as of February 1, 2006 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers, as follows: Mr. Dueser - 23,200 and all executive officers and directors as a group - 31,973.
(5) Includes 12,642 shares our common stock owned by Mr. Edward's spouse and minor child. Mr. Edwards and his wife were a 27.5% owner of Clyde Financial
     Corporation  that was acquired by the Company in February  2005. See Annual
     Report on Form 10-K for additional disclosures related to this acquisition.
(6)  Includes 8,933 shares of our common stock owned by Mr. Miers' spouse.


                     YOUR BOARD OF DIRECTORS RECOMMENDS YOU
               VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The audit committee of your board of directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2006 and to serve until the next annual meeting in April 2007. Ernst & Young LLP has served as the Company's independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. Your board of directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our articles of incorporation, bylaws or otherwise. Nevertheless, your board of directors is submitting this matter to the shareholders as what we believe is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our audit committee. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.


           YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S
                     INDEPENDENT AUDITORS FOR THE YEAR 2006

                                   PROPOSAL 3

                                PROPOSAL TO ADOPT
                AN AMENDED AND RESTATED CERTIFICATE OF FORMATION
                         TO REFLECT CHANGES IN TEXAS LAW

Background

     Your board of directors has approved the Amended and Restated Certificated of Formation in the form attached hereto as Appendix A, subject to shareholder approval. Our current restated articles of incorporation were filed with the Texas Secretary of State in 1972 and have been amended several times in the intervening decades. We refer to the restated articles of incorporation and all amendments as the "Current Articles." Since the original date of adoption of the Current Articles, Texas law governing corporations has been amended numerous times, most recently by the adoption of the new Texas Business Organizations Code, or TBOC. The TBOC will eventually replace the Texas Business Corporation Act, or TBCA, and the other miscellaneous Texas corporate statutes that currently govern our affairs.

     The TBOC became effective on January 1, 2006, for all entities formed in Texas on or after that date. Unless existing entities elect early adoption to be governed by the TBOC, the TBOC will not apply to them until January 1, 2010. After January 1, 2010, all entities formed in Texas will be governed by the TBOC. Because we were originally incorporated in 1956, we are currently subject only to the TBCA and the other miscellaneous Texas corporate statutes. Accordingly, unless we elect to become subject to the TBOC, we will continue to be subject to the TBCA and other miscellaneous Texas corporate statutes until January 1, 2010.

     Enacted during the Texas Legislature's 2003 regular session and refined during its 2005 regular session, the TBOC has been adopted as part of an ongoing legislative mandate to reorganize all Texas statutes into centralized codes grouped by subject matter. The TBOC's stated purpose is to rearrange the disparate business statutes into a more logical order, employ a consistent format and numbering system, eliminate duplicative and ineffective provisions, and restate the law in modern American English. For the most part, the TBOC is not intended to effect substantive changes in the Texas law governing business organizations. Nevertheless, there are some substantive differences between the TBCA and the provisions of the TBOC applicable to business corporations that are relevant to a public company such as us. For example:

     o Section 3.104 of the TBOC permits a corporation to remove officers with or without cause. The TBCA permitted the board of directors to remove an officer only if the best interests of the corporation would be served by such removal.

     o Section 6.053 of the TBOC is derived from provisions of the TBCA that enable a corporation to have a valid meeting without giving notice to a shareholder when certain previous notices or distributions mailed to that shareholder's address have been returned undeliverable. The revised law in
Section 6.053(b), however, departs from the TBCA and incorporates by reference SEC rules that permit a publicly traded company not to provide notice to a "lost security holder." Under the SEC's rules, a "lost security holder" means a securityholder to whom an item of correspondence that was sent to the securityholder at the address contained in the transfer agent's master securityholder file has been returned as undeliverable, and for whom the transfer agent has not received information regarding the securityholder's new address.

     o Section 8.103 of the TBOC provides that a determination that the standard for indemnification has been met may be made by a committee of one disinterested director if no quorum of disinterested directors can be obtained. The TBCA requires two such directors.

     o Sections 11.201 and 11.202 of the TBOC extend the ability to reinstate a voluntarily terminated corporation from 120 days under the TBCA to three years under the TBOC, though the ability to reinstate is limited to specified circumstances.

     o Section 21.352 of the TBOC adds the requirement that a shareholder must request in writing that an annual meeting be held before attempting to obtain a court order to force the meeting, if an annual meeting has not been held in the preceding 13 months. The TBCA does not require such written notice.

     In addition to these differences between the TBOC and the TBCA, the TBOC clarifies certain provisions in current law. For instance, under the TBOC, shareholders may by resolution approve indemnification and advancement of expenses of any officer, employee, agent or delgate of the corporation who is not also a director, which was only implied in existing law. Also, the TBOC clarifies that permitted self-insurance includes implementation by an indemnity contract, and harmonizes certain provisions, including dissenters' rights, for short-form and other mergers. Moreover, the TBOC revises the procedures for making filings with the Texas Secretary of State and changes many of the filing fees.

     Your board of directors believes it to be in our best interest to elect early adoption of the TBOC to take advantages of these changes in Texas law. Additionally, your board of directors believes it to be a convenient time to consolidate the provisions of the Current Articles into one document for easier reference.

Purpose

     This proposal is primarily intended to modernize the Current Articles by conforming them to the TBOC and by deleting provisions that are unnecessary, ineffective or otherwise inappropriate as a result of the adoption of the TBOC. If this proposal is approved, the Amended and Restated Certificate of Formation will become effective upon filing with the Texas Secretary of State. We will also file a brief statement with the Texas Secretary of State electing to be governed by the TBOC. If this proposal is not approved, then the Amended and Restated Certificate of Formation will not become effective and the TBOC will not apply to us until January 1, 2010, at the latest.

Description of Amended and Restated Certificate of Formation

     The following table sets forth a general description of the changes to our Current Articles effected by the proposed Amended and Restated Certificate of Formation. The full text of the proposed Amended and Restated Certificate of Formation is set forth in Appendix A.


                                           Change Effected by Amended and
Current Articles                          Restated Certificate of Formation
----------------                    --------------------------------------------

Article One                         This provision is unchanged.
(Name)

Article Two                         The TBOC  provides that perpetual  existence
(Duration)                          is the default rule for  Texas corporations.
                                    Therefore, current language concerning perpetual duration is redundant and has been deleted. This provision has also been updated to clarify under the TBOC that the we are a domestic, for-profit corporation.

Article Three                       Current  drafting  practice is to provide
(Purposes)                          that a  corporation  may engage "in any
                                    lawful activity for which a corporation may be incorporated" rather than to enumerate permitted activities, and the language has been modified appropriately.

Article Four                        The number of  authorized  shares  remains
(Capital Stock)                     unchanged  but the par value has been
                                    reduced  to  one  cent  ($0.01).  The  draft
                                    proposed   Amended and  Restated Certificate
                                    of Formation included as Appendix A assumes the approval of Proposal 4 to reduce the par value of our shares to one cent ($0.01). If
                                    Proposal 4 is not approved then the draft language will be revised to reflect the current par value of ten dollars ($10.00).

Article Five                        The TBOC does not require this provision to
(Minimum Capital)                   be included and it has been deleted.

Article Six                         (New Article Five) This provision has been
(Registered Agent &                 updated to reflect our current registered
Registered Office)                  agent and registered office.

Article Seven                       (New Article Six) This  provision  will be
(Board of Directors)                updated to include our current  roster of
                                    directors at the time of the filing.

Article Eight                       This  provision  is not  required  to be
(Incorporators)                     repeated  under  the  TBOC and has been
                                    deleted.

Article Nine                        (New Article Seven) This provision has been
(Cumulative Voting)                 revised to use modern  language,  but  its
                                    substance--the denial of cumulative voting-- is unchanged.

Article Ten                         (New Article Eight) This provision is
(Denial of Preemptive Rights)       unchanged.


Article Eleven                      (New  Article  Nine)  This   provision  has
(Liability and Indemnification)     been  revised  to  use   terminology
                                    consistent with the rest of the Amended and Restated Certificate of Formation and to update section references, but its substance is otherwise unchanged.

Impact of Proposal 4

     Proposal 4 set forth below relates to the reduction of the par value of our authorized shares from ten dollars ($10.00) to one cent ($0.01). If Proposal 4 is not approved, and this Proposal 3 is approved, then the Amended and Restated Certificate of Formation will be adopted in the form set forth as Appendix A, except that the draft language will be revised to reflect the current par value of ten dollars ($10.00) per share.

   YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE
    AMENDED AND RESTATED CERTIFICATE OF FORMATION, INCLUDING ADOPTION OF THE
                       TEXAS BUSINESS ORGANIZATIONS CODE

                                   PROPOSAL 4

                          AMENDMENT TO CURRENT ARTICLES
                   TO CHANGE THE PAR VALUE OF OUR COMMON STOCK
                               TO $0.01 PER SHARE

     Historically, par value served as a stated price at which a corporation's stock would be issued. Nevertheless, we believe the protection par values may have provided investors has become less important over time. Regulation of the securities markets and increased financial transparency has contributed to this trend. Also, as markets have become more liquid, with prices responding more rapidly to market developments, it has became increasingly difficult for a corporation to commit in advance to issue securities at their par value. Instead, for public companies, the market sets the price at which stock may be issued or otherwise sold. For this reason, par value is generally considered to be an anachronistic concept, and many corporations today set their par value at $0.01 per share or even less. In fact, under Texas law, stock without par value is permissible.

     Our Current Articles authorize 40,000,000 shares, par value $10.00 per share. Although the ten-dollar par value may have had merit in 1956 when we were incorporated, we no longer believe it is a meaningful metric. In fact, in recent years our ability to split our stock or issue stock dividends has been hampered because of the $10.00 par value. In addition, we have surveyed the charter documents of regional bank holding companies in the Southwest area of the United States and have found that substantially all of them set par value at $0.01 per share or less. Accordingly, your board of directors has determined that it is in our best interests to reduce the par value of our authorized shares, which we refer to as our common stock, from $10.00 per share to $0.01 per share.

     A change in the par value of our stock will have no effect on the total dollar amount of our total shareholders' equity and no substantive effect on our balance sheet. If the change is approved, the common stock account on our balance sheet at $10.00 per share will be reduced to reflect the product of the number of shares outstanding and the new par value of $0.01 per share, and the difference will be transferred to the capital surplus account.

     Proposal 3 relates to the approval of an Amended and Restated Certificate of Formation. If the Amended and Restated Certificate of Formation is approved pursuant to Proposal 3 and this Proposal 4 is also approved, then the reduction in par value will be effected by adoption of the Amended and Restated Certificate of Formation. If Proposal 3 is not approved, but this Proposal 4 is approved, then the decrease in par value will be effected by adoption of an amendment to our Current Articles. A draft of the proposed amendment to the Current Articles is set forth in Appendix B.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE REDUCTION OF
                        OUR PAR VALUE TO $0.01 PER SHARE

Executive Officers

     Set forth in the following table are our executive officers, and the shares of our common stock beneficially owned by each of them as of February 1, 2006, except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds:


                                                   Years                                     Shares of
                                                   Served                                   Bankshares      Percent of
                                                   in Such    Principal Occupation         Beneficially       Shares
Name                     Age   Office               Office    During Past 5 Years              Owned        Outstanding
----                     ---   ------               ------    -------------------              -----        -----------
Kenneth T. Murphy        68    Chairman               19      Chairman, First Financial      157,896           0.76%
                                                              Bankshares, Inc.;
                                                              Chairman, President and
                                                              Chief Executive Officer,
                                                              First Financial
                                                              Bankshares, Inc.
                                                              (1986-2000); Chairman,
                                                              First National Bank of
                                                              Abilene* (1993-2000)

F. Scott Dueser          52    President and           5      President and Chief            225,119 (1)(2)    1.09%
                               Chief Executive                Executive Officer of
                               Officer                        First Financial
                                                              Bankshares, Inc.;
                                                              Chairman, First National
                                                              Bank of Abilene*;
                                                              President and Chief
                                                              Executive Officer, First
                                                              National Bank of Abilene*
                                                              (1991-2001); Executive
                                                              Vice President of First
                                                              Financial Bankshares,
                                                              Inc. (1999-2001)

J. Bruce Hildebrand      50    Executive Vice          3      Executive Vice President         3,249 (1)       0.02%
                               President and                  and Chief Financial
                               Chief Financial                Officer of First
                               Officer                        Financial Bankshares,
                                                              Inc.; Partner, KPMG LLP
                                                              (1990-2002)

Robert S. Patterson      65    Executive Vice         12      Executive Vice President        11,643 (1)(3)    0.06%
                               President                      of First Financial
                                                              Bankshares, Inc.; Senior
                                                              Vice President of First
                                                              Financial Bankshares,
                                                              Inc. (1994 to 2005)

Gary L. Webb             48    Executive Vice          3      Executive Vice President         2,380 (1)(4)    0.01%
                               President                      of First Financial
                                                              Bankshares, Inc.;
                                                              Partner, BearingPoint
                                                              (2002); Partner, Arthur
                                                              Andersen (2001-2002);
                                                              Senior Manager, Arthur
                                                              Andersen (1998-2001)


*A bank subsidiary.
(1) Includes shares indirectly owned as of February 1, 2006 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser - 23,200, Mr. Hildebrand - 402, Mr. Patterson - 4,244, and Mr. Webb - 287.
(2) Includes 2,208 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2006.
     Also includes 39,988 shares owned by his wife of which he disclaims beneficial ownership.
(3) Includes 4,717 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2006.
(4) Includes 666 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2006.


                                   MANAGEMENT

     Amounts and prices related to shares of our common stock have been adjusted to give effect to all stock splits and stock dividends.

Executive Compensation

     The following table provides individual compensation information on our chief executive officer and our five most highly compensated executive officers during 2005 whose total annual salary and bonus was in excess of $100,000.

                           Summary Compensation Table


                                                                                       Long Term
                                                                                      Compensation
                                                                   Annual                Awards
                                                                Compensation     -----------------------    All Other
                                                            --------------------       Securities          Compensation
Name and Principal Position                         Year    Salary ($) Bonus ($) Underlying Options(#)(1)    ($)(2)
---------------------------                        -----    -------------------- -----------------------   -------------
Kenneth T. Murphy, Chairman of the Board            2005          -         -                 -             $145,257 (3)
     First Financial Bankshares, Inc.               2004          -         -                 -              234,990 (3)
                                                    2003          -         -                 -              345,514 (3)

F. Scott Dueser, President and Chief                2005     385,000        -              5,333              45,918 (2)
   Executive Officer                                2004     356,000   $19,758                -               33,454 (2)
     First Financial Bankshares, Inc.               2003     356,000        -              5,833              14,659 (2)

J. Bruce Hildebrand, Executive Vice President       2005     230,000        -              2,666              27,907 (2)
   and Chief Financial Officer                      2004     212,000    11,766                -               33,454 (2)
     First Financial Bankshares, Inc.               2003     200,000        -              3,333              13,459 (2)

Gary L. Webb, Executive Vice President              2005     218,000        -              2,666              26,513 (2)
    First Financial Bankshares, Inc.                2004     208,000    11,544                -               32,164 (2)
                                                    2003     166,667    15,000             3,333                  -

Robert S. Patterson, Executive Vice President       2005     171,000        -              2,000              27,529 (2)
    First Financial Bankshares, Inc.                2004     165,000     9,458                -               20,959 (2)
                                                    2003     158,333        -              2,500              12,682 (2)

(1)  Adjusted for stock splits and stock dividends.
(2) Represents the contributions we made to our profit sharing plan, 401(k) match and make whole plan for the benefit of such officer and country club dues.
(3) Represents amount paid under his consulting agreement, pension plan and deferred compensation agreement.

Note: Amounts have been reported solely in compliance with applicable SEC regulations, and may not accurately reflect wages or other compensation under applicable IRS regulations.

     We also provide liability insurance for all of our directors and officers at an annual cost of approximately $183,000 and have contractual indemnification arrangements with directors and select officers which may, under certain circumstance, require us to compensate them for costs and liabilities incurred in actions brought against them while acting in their official capacities for the Company.


     The following table sets forth certain information concerning stock options activity during the last fiscal year by the named executive officers (adjusted for stock split):

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                           Number of Securities             Value of Unexercised
                                                          Underlying Unexercised            In-the-Money Options
                             Shares                    Options at Fiscal Year End (#)     at Fiscal Year End ($)(1)
                           Acquired on      Value       ---------------------------      ---------------------------
Name                       Exercise (#)   Realized ($)  Exercisable   Unexercisable      Exercisable   Unexercisable
----                       ------------   ------------  -----------   -------------      -----------   -------------
Kenneth T. Murphy                  -         $      -           -              -          $     -          $     -

F. Scott Dueser                1,041           19,134       1,166         11,042           13,945           89,905

J. Bruce Hildebrand              666           10,103           -          5,333                -           37,176

Robert S. Patterson            2,082           54,299       4,217          4,500           81,170           39,170

Gary L. Webb                       -                -         666          5,333            7,965           37,176

(1) Based upon the closing price per share of our common stock of $35.06 on December 31, 2005.


Compensation pursuant to Employee Benefit Plans

General

     We have both a defined benefit pension plan and a profit sharing plan. An employee is eligible to become a participant in the profit sharing plan on the January 1 coincident with or immediately following the date his employment begins. The pension plan was frozen effective January 1, 2004 and new employees hired after that date are not eligible to participate in the plan. See changes made to these plans described below. With our subsidiary banks, we adopted a flexible spending account benefit plan for all employees that became effective in 1988. First Financial Bank, National Association, Cleburne, adopted these plans effective in 1991. First Financial Bank, National Association, Stephenville adopted these plans effective in 1993. San Angelo National Bank adopted the pension and flexible spending account benefit plan effective in 1994 and profit sharing plan effective in 1995. Weatherford National Bank adopted these plans effective in 1996. First Financial Bank, National Association,
Southlake, adopted all benefit plans effective in 1998. City National Bank adopted all benefit plans effective in 2002. First Technology Services, Inc. and First Financial Trust & Asset Management Company, National Association, adopted all benefit plans effective in 2003.

Profit Sharing Plan

     We, and each of our subsidiaries that participates in the profit sharing plan, determine by a formula on an annual basis the contribution that it will make to the profit sharing plan from such employer's operating profits. Contributions under the profit sharing plan are administered by and at the discretion of the Compensation Committee. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan which allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a safe harbor Company match equal to 100% of each Participant's deferral contributions not exceeding 3% of the participant's compensation, plus 50% of each participant's deferral contributions in excess of 3% but not in excess of 5% of the participant's compensation. Prior to January 1, 2004, the plan did not include a mandatory Company match but did provide a safe harbor profit sharing contribution equal to 3% of the qualifying participant's compensation. Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer's annual contribution is allocated among the accounts of the active plan participants employed by such employer, in the ratio that each participant's compensation bears to the total compensation of all participants of such employer. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant's benefit to a maximum of $210,000. Additionally, the annual addition amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $42,000.

     Effective July 1, 2003, we added an employee stock ownership plan (ESOP) feature to our profit sharing plan. Shares of our common stock held by the profit sharing plan were allocated to participants generally based on the ratio that each participant's balance bears to the total balances in the profit sharing plan. Participants are given the option to receive cash dividends on these shares in cash or reinvest the dividends in additional shares.

     The profit sharing plan provides for benefits to vest in graduated percentages for the first six years of participation, with benefits being fully vested after seven years of credited service except for amounts contributed to an employee's account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee's benefit at normal retirement will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the trust, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account become eligible to be distributed.

     Effective January 2005, the Company adopted a "make whole" program whereby executives whose Company contributions to the profit sharing plan and employer match under the 401(k) feature were limited due to Internal Revenue Service limitations will now have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no Internal Revenue Service limitations. For 2005, contributions were made for Mr. Dueser, Mr. Hildebrand and Mr. Webb totaling $20,335, $2,324 and $930, respectively.

Pension Plan

     The pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, 1988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. "Average compensation" is the average compensation during the 10 years immediately preceding the date of determination. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits accrue under the plan after this date. New hires to the Company are not eligible to participate in the frozen pension plan.

     The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, or ERISA. Our contributions to the pension plan, including those of our participating subsidiary banks, have been $754,416 in 2000; $742,923 in 2001; $726,989 in 2002; and $1,038,031 in
2003. No contribution were made in 2004 or 2005.

     The following table illustrates estimated retirement benefits under the pension plan for persons in specified remuneration and years of service categories, which benefits are payable annually for life (but in no event less than 10 years). The benefits listed in the table below are not subject to any deduction for social security or other offset amounts. This table does not reflect any benefit that a participant may have accrued at December 31, 1988.

                               PENSION PLAN TABLE


                                                                             Years of Service
                                                         ----------------------------------------------------------
 Remuneration                                               15          20          25          30          35
 ------------                                            ----------  ----------  ----------  ----------  ----------
 $   25,000                                              $   4,688   $   6,250   $   7,813   $   9,375   $  10,938
     50,000                                                  9,375      12,500      15,625      18,750      21,875
     75,000                                                 14,063      18,750      23,438      28,125      32,813
    100,000                                                 18,750      25,000      31,250      37,500      43,750
    125,000                                                 23,438      31,250      39,063      46,875      54,688
    150,000                                                 28,125      37,500      46,875      56,250      65,625
    175,000                                                 32,813      43,750      54,688      65,625      76,563
    200,000                                                 37,500      50,000      62,500      75,000      87,500


     As of December 31, 2002, Mr. Murphy was credited with 32 years of service, at which time he began receiving payments under the pension plan. As of December 31, 2003, Mr. Dueser was credited with 27 years of service, Mr. Hildebrand was credited with one year of service and Mr. Patterson was credited with nine years of service. The covered compensation of Mr. Dueser and Mr. Hildebrand during 2003 was $200,000, and for Mr. Patterson was $158,333. The maximum covered compensation was $200,000 in 2003. Mr. Webb began employment in March 2003 and was not credited with any years of service. As the pension plan was frozen effective January 1, 2004, no additional years of service accrued from that date.

Flexible Spending Account Benefit Plan

     With our subsidiaries, we have a flexible spending account benefit plan. An employee is eligible to become a participant in this plan on the first day of the month following completion of two months of service. The flexible spending account benefit plan allows each participant to redirect a portion of his/her salary, before taxes, to pay certain medical and/or dependent care expenses.

Deferred Compensation Agreement

     In 1992, your board of directors approved a deferred compensation agreement, which was amended in 1995, between Mr. Murphy and us. We entered into this agreement in recognition of Mr. Murphy's contribution to our success and as an inducement to him to remain, subject to the discretion of your board of directors, in our employ. This agreement provided that, following his retirement in December 2002, we would pay him, or his beneficiary, the sum of $8,750 per month for a period of 84 months. The monthly amount was considered to be an appropriate level of supplemental income to partially offset Mr. Murphy's reduction in personal income following retirement and was based on an analysis of the difference in projected final year compensation and retirement compensation. Effective January 1, 2003, Mr. Murphy began receiving monthly payments of $8,750 as provided under the terms of this agreement through December 1, 2009.

Executive Recognition Plan

     In April 1996, our outside directors, who constituted a majority of your board of directors, unanimously approved an executive recognition plan. This plan enables us, upon approval of the compensation committee, to offer our key executive officers and those of our subsidiaries an executive recognition agreement. Mr. Dueser, Mr. Hildebrand, Mr. Patterson, Mr. Webb and our other senior officers have entered into executive recognition agreements with us. Each executive recognition agreement provides severance benefits for each executive officer if, within two years following a change in control (as defined in the executive recognition agreements), his employment with us or our subsidiaries is terminated by us or the subsidiary bank for any reason other than for cause (as defined in the executive recognition agreements) (except for terminations as a result of the officer's death, disability or retirement (as such terms are defined in the executive recognition agreements)) or by the executive officer for good reason (as defined in the executive recognition agreements). Such severance benefits provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination and, for two years following the date of termination, the continuation of all medical, life and disability benefit plans covering the officer at no cost to the officer. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 200%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a "parachute payment" under Section 280G of the Internal Revenue Code.

     Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control.

     These executive recognition agreements are presently being amended to comply with newly issued Internal Revenue regulations effecting such plans.

Stock Option Plan

     At the 2002 annual meeting of shareholders, our 2002 incentive stock option plan was approved and adopted. The purposes of the stock option plan are to attract and retain key employees and to encourage employee performance by providing them with a proprietary interest in us through the granting of stock options. The maximum aggregate number of shares of our common stock that may be issued under the 2002 incentive stock option plan is 833,333 subject to adjustment for stock dividends and similar events. The stock option plan is administered by our compensation committee. Only incentive stock options (as defined in the Internal Revenue Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. In May 2003, 95,413 stock options were issued to certain of our officers under the 2002 incentive stock option plan. In January 2005, 101,066 stock options were issued to certain officers under the 2002 incentive stock option plan.

     Our 1992 incentive stock plan expired in 2002 and no additional options may be granted under this plan. Options totaling 67,801 are exercisable as of December 31, 2005, under the 1992 incentive stock option plan and will be exercisable through 2012 under the terms of the plan.

Consulting Agreement

     Effective January 1, 2003, we entered into a consulting agreement with Mr. Murphy whereby Mr. Murphy provided various services to us and our subsidiaries with respect to strategic planning and potential acquisitions among other things. The term of the original agreement was one year and compensation payable was $14,583 per month. The agreement was renewed for one year in 2004, 2005 and 2006. The present agreement effective January 1, 2006 compensates Mr. Murphy $2,500 per month.

Meetings of the Board of Directors

     Your board of directors has four regularly scheduled meetings each year. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which such director served.

     Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of shareholders, we encourage directors to attend and historically more than a majority have done so. For example, 100% of the directors attended the 2005 annual meeting of shareholders.

Committees of the Board of Directors

     Your board of directors has four committees. The functions and current members of each committee are as follows:

     Executive Committee. The executive committee acts for your board of directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Coalson, Copeland, Dueser, McDaniel, Murphy, Parker, Ramsey and Stephens. The Executive Committee met three times during 2005 and in January 2006.

     Nominating Committee. Among other things, the nominating committee selects and recommends director candidates to the board of directors. The nominating committee members are Messrs. Coalson, Copeland, McDaniel, Ramsey and Stephens. All current directors eligible for reelection to the board are being nominated for election as directors for 2006 in addition to one new nominee, Mr. Edwards. During 2005, the committee met two times and also in January 2006.

     Historically, our goal has been to assemble a board of directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience to provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of all of our shareholders. It is also our policy that at all times at least a majority of your board of directors meets the independence standards promulgated by Nasdaq and the SEC. We also require board members to be able to dedicate sufficient time and resources to ensure diligent performance of their duties, including attending board and applicable committee meetings. The committee has also generally considered factors such as:

     o representation of a major business, profession, industry or segment of the economy;

     o our needs with respect to the particular talents and experience of our directors;

     o the knowledge, skills and experience of nominees, particularly with respect to the community banking business in North Central and West Texas;

     o a nominee's experience with accounting rules and practices, finance, management and leadership opportunities;

     o leader in the community and possession of an appreciation of the relationship of our banking business to the communities we serve; and

     o other requirements that may be imposed by the bank regulatory agencies.

     Under our bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees. Based on the age limitations, Messrs. Parker and McDaniel and Dr. Ramsey are not be eligible to stand for reelection in 2006.

     We expect that the nominating committee will select nominees in the future by first evaluating the current members of your board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating committee or the board decides not to re-nominate a member for re-election, we anticipate that the nominating committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

     The nominating committee will consider qualified director candidates recommended by shareholders. To date, no shareholder has ever made such a recommendation. For the 2007 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the Nominating Committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 90 days in advance of the annual meeting, including the nominee's resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder, (2) the nominee's consent to serve as a director, (3) a description of all arrangements or understandings between the shareholder and the nominee and (4) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.

     Audit Committee. The audit committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Messrs. Copeland, Johnson, McDaniel, Miers and Trotter. We believe that each member of the audit committee is independent under The Nasdaq National Market listing standards. During 2005, the audit committee met four times and in February 2006. The board of directors has determined that it believes all audit committee members are financially literate under the current listing standards of Nasdaq. The board also determined that it believes Mr. Copeland qualifies as an "audit committee financial expert" as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

     Compensation Committee. The compensation committee is responsible for compensation matters for the Company as well as administering our profit sharing, pension and flexible spending plans and overseeing our incentive stock option plan for key employees. The current members are Mrs. Stai, Dr. Ramsey, Messrs. Canon, Coalson, Matthews and Stephens. The committee met two times during 2005 and in January 2006.

Director Compensation

     Directors who are our executive officers or employees receive no compensation as such for service as members of either the board of directors or committees thereof. Directors who are not our officers receive $2,000 for each board meeting attended. The directors who serve on committees and who are not our officers receive $1,000 for each committee meeting attended.

Compensation Committee Interlocks and Insider Participation

     No person who served as a member of the compensation committee was, during 2005, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, committee member Mr. Coalson maintained loans from subsidiaries during 2005. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or director of another entity, one of whose executive officers served as a member of our board of directors.

Corporate Governance

     We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. During the past year, we have been reviewing our corporate governance policies and practices and comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq National Market and the bank regulatory guidelines. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our audit and nominating committees, are available at www.ffin.com under the "Corporate Governance" caption.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The compensation committee reviews the compensation program for the Chief Executive Officer and other members of senior management, including the named executive officers listed on the Summary Compensation Table appearing on page 6, and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the compensation committee is also subject to approval by the entire board of directors. The compensation committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries. The committee has retained an independent consultant, from time to time, to assist the Committee in fulfilling its responsibilities.

     The compensation committee's philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior performance and consequences for underperformance. It is also the compensation committee's practice to provide a balanced mix of cash and equity-based compensation that the committee believes appropriate to align the short- and long-term interests of the Company's executives with that of its shareholders and to encourage executives to act as equity owners of the Company.

     The compensation committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and the potential long-term rewards under the Company's long-term incentive programs (including our profit sharing, flexible spending and incentive stock option plans). It is the committee's practice to provide incentives that promote both the short- and long-term financial objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual bonuses, while long-term incentive programs encourage executives to focus on the Company's long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth, return on assets, and creation of shareholder value. The Company's compensation program also accounts for individual performance, which enables the compensation committee to differentiate among executives and emphasize the link between personal performance and compensation.

     The compensation committee compares the Company's senior management compensation levels with those of a group of peer companies and competitors. The committee periodically reviews the effectiveness and competitiveness of the Company's executive compensation structure with the assistance of an independent consultant. This consultant is engaged by, and reports directly to, the committee.

     The key elements of executive compensation are base salary, profit sharing contributions, and incentive stock options. In setting Mr. Dueser's base salary and eligibility for stock options, the compensation committee considered, among other things:

     o the scope of the Chief Executive Officer's responsibilities and experience;

     o    base salary compared to several compensation surveys;

     o the overall performance of the Company and a subjective evaluation of Mr. Dueser's contribution to its overall success; and

     o    tenure with the Company.

     Mr. Dueser's compensation program also includes a bonus plan that calls for Mr. Dueser to receive a cash bonus based on a sliding scale. The scale considers net income growth times the Company's return on average assets. No bonus was earned in 2005. The maximum to be earned approximated $60,000.

     The annual base salaries, bonuses and stock option grants for the other named executive officers and subsidiary bank presidents and senior officers are adjusted annually by the committee. The compensation committee considers the following factors when approving annual base salaries, bonuses and eligibility for stock options:

     o    attainment of planned goals and objectives;

     o scope of responsibility (asset size of subsidiary bank and/or degree of influence on our profitability and operations);

     o    tenure with the Company;

     o evaluation input from subsidiary directors and executive management of Company; and

     o relationship of base salary to the base salaries of other members of the executive officer group.

     During the course of the year, the compensation committee has at various times reviewed the different components of the Chief Executive Officer and the named executive officers' compensation, including salary, bonus, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, payout obligations under the Company's new non-qualified "make whole" program, the actual projected payout obligations under the Company's pension plan and under potential change-in-control scenarios. Based on this review, the committee has found the Chief Executive Officer's and named executive officers' total compensation in the aggregate to be reasonable and not excessive.

     The committee believes that the relative difference between the Chief Executive Officer's compensation and the compensation of the Company's other executives has not increased significantly over the years. The comparisons in the Company's internal pay equity study go back to the early 1980's and the percentage differences are not significantly different today from then. Over the period reviewed, the Chief Executive Officer's total compensation has generally been in the range of 1.5 to 2 times the compensation of the next highest paid executive officer.

     Section 162(m) of the Internal Revenue Code generally limits the annual corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance-based. One condition to qualify compensation as performance-based is to establish the amount of the award on an objective formula that precludes any discretion. The compensation committee continues to review the impact of this tax provision on our incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer receives compensation in excess of $1 million.

                                                       COMPENSATION COMMITTEE


                                                       F. L. Stephens, Chairman
                                                       Joseph E. Canon
                                                       Mac A. Coalson
                                                       Kade L. Matthews
                                                       Jack D. Ramsey, M.D.
                                                       Dian Graves Stai

                          REPORT OF THE AUDIT COMMITTEE

     The audit committee oversees our financial reporting process on behalf of your board of directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 4200 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with Ernst & Young LLP, our independent auditors for 2005, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board. The Committee also discussed with the independent auditors their audit of management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the company, including the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors' independence. The audit committee has received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 concerning the independence of the independent auditors.

     The committee discussed with our independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held four meetings during the year ended December 31, 2005.

     The committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The committee's oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the committee's considerations and discussions with management and the independent auditors do not ensure that our company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company's financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or that our company's independent accountants are in fact independent.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the executive committee of the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. Acting on behalf of the board of directors, the executive committee approved the audit committee's recommendation. Your board of directors has adopted a charter for the audit committee, a copy of which is filed as an appendix to this definitive proxy statement filed with the Securities and Exchange Commission. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the SEC.

                                                       AUDIT COMMITTEE

                                                       David Copeland, Chairman
                                                       Raymond A. McDaniel, Jr.
                                                       Bynum Miers
                                                       Derrell E. Johnson
                                                       Johnny E. Trotter

PERFORMANCE GRAPH

     The following performance graph compares cumulative total shareholder return for our common stock, the Russell 3000 Index, and the SNL Banks Index, which is a banking index prepared by SNL Financial LC and is comprised of banks with $1 billion to $5 billion in total assets, for a five-year period (December 31, 2000 to December 31, 2005). The performance graph assumes $100 invested in our common stock at its closing price on December 31, 2000, and in each of the Russell 3000 Index and the SNL Bank Index on the same date. The performance graph also assumes the reinvestment of all dividends. The dates on the performance graph represent the last trading day of each year indicated. The amounts noted on the performance graph have been adjusted to give effect to all stock splits and stock dividends.

[GRAPHIC OMITTED]


                                                                      Year Ended
                                         ----------------------------------------------------------------------
Index                                      12/31/00   12/31/01    12/31/02   12/31/03    12/31/04   12/31/05
---------------------------------------------------------------------------------------------------------------
First Financial Bankshares, Inc.            100.00     124.62      163.17     228.33      257.08     276.77
Russell 3000                                100.00      88.54       69.47      91.04      101.92     108.16
SNL $1B-$5B Bank Index                      100.00     121.50      140.26     190.73      235.40     231.38

*Source:SNL Financial LC, Charlottesville, VA, 434-977-1600, www.snl.com (C)2006


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of February 1, 2006, we were not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than 5% of our common stock. However, as of February 1, 2006, First Financial Trust & Asset Management Company, National Association held of record in various fiduciary capacities an aggregate of 3,536,780 shares of our common stock. Of the total shares held, First Financial Trust & Asset Management Company, National Association had sole power in its fiduciary capacity to vote 1,990,787 shares (9.61%), shared with others the power to vote 58,929 shares (0.28%) and had no authority to vote 1,487,064 shares (7.18%). All the shares held by this subsidiary entity, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The board of directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares. See "Proposal 1--Election of Directors--Nominees" and "--Executive Officers" for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 1, 2006. In the aggregate, all director nominees and executive officers as a group (17 individuals) beneficially owned 1,334,720 shares of our common stock, or 6.44%, as of February 1, 2006.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer's fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

     The Securities and Exchange Commission's rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2005 and through the date of this statement on a timely basis with the following exceptions: Mr. Parker and Dr. Ramsey each filed a Form 4 in 2005 and Mr. Coalson filed a Form 5 in 2006 to amend previously filed reports. Mr. Parker (1 report - 1 transaction), Dr. Ramsey (1 report - 1 transaction), Mr. Trotter (1 report - 8 transactions), Mr. Copeland (1 report - 2 transactions) and Mr. Canon (1 report - 1 transaction) filed Forms 4 during 2005 and through the date of this statement past the required two-business day deadline.

     The Company conducted a review of its Section 16 reporting process to determine whether transactions in the Company's stock were timely reported and to evaluate proper reporting of all beneficial holdings. All three amendments filed were due to clerical error and were filed to correct the error either on the same day or the following day. As disclosed above, the review also revealed transactions that were not timely reported and, as these transactions were identified, the Company undertook to file corrected forms throughout the year. The Company continues to emphasize to its section 16 reporters the importance of timely and accurate filings and seeks means to improve compliance on an ongoing basis.

                              INDEPENDENT AUDITORS

     We retained Ernst & Young LLP to serve as our independent auditors for 2005.

     The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young, LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

                                                  Year ended December 31,
                                                  -----------------------
                                             2005                        2004
                                             ----                        ----
         Audit Fees                        $297,645                    $310,458
         Audit Related Fees                   None                        None
         Tax Fees                             None                        None
         All Other Fees                       None                        None


     Our audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of SEC Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. The audit committee has delegated to its Chairman to approve permitted services provided that the Chairman reports any decisions to the committee at its next scheduled meeting.

                        INTEREST IN CERTAIN TRANSACTIONS

     As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiary banks. As customers, they have entered into transactions in the ordinary course of business with such banks, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving our subsidiary banks and our officers and directors, or other businesses with which they may be affiliated, have been classified or disclosed as nonaccrual, past due, restructured or potential problems.

     In February 2005, we acquired Clyde Financial Corporation for a purchase price of $25.4 million. Mr. Edwards, a nominee for director, and his wife owned 27.5% of Clyde Financial Corporation and received approximately $7.1 million from us to acquire their shares. See our 2005 Annual Report on Form 10-K for additional disclosures related to this acquisition.

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings "Executive Committee Report on Executive Compensation," "Report of the Audit Committee" and "Performance Graph" shall not be incorporated into such future filings.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A
- "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005 and the following:

     o    general economic conditions;

     o    legislative and regulatory actions and reforms;

     o competition from other financial institutions and financial holding companies;

     o the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

     o    changes in the demand for loans;

     o    fluctuations in value of collateral and loan reserves;

     o    inflation, interest rate, market and monetary fluctuations;

     o    changes in consumer spending, borrowing and savings habits;

     o    our ability to attract deposits;

     o consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors; and

     o    acquisitions and integration of acquired businesses.

     Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     To be considered for inclusion in our proxy statement for the 2007 annual meeting, shareholder proposals must be received at our principal executive offices no later than December 1, 2006. Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, if any shareholder proposal intended to be presented at the 2007 annual meeting without inclusion in our proxy statement for this meeting is received at our principal executive offices after February 14, 2007, then a proxy will have the ability to confer discretionary authority to vote on this proposal.

                                            By Order of the Board of Directors,



                                            KENNETH T. MURPHY, Chairman

March __, 2006

                                                                     APPENDIX A

                  AMENDED AND RESTATED CERTIFICATE OF FORMATION

                                       OF

                        FIRST FINANCIAL BANKSHARES, INC.
                        --------------------------------



                                      FIRST
                                      -----


     First  Financial  Bankshares,  Inc.  (the  "Corporation"),  pursuant to the provisions  of Article 4.07 of the Texas  Business  Corporation  Act and Section
3.059 of the Texas Business Organizations Code, hereby adopts this Amended and Restated Certificate of Formation, which accurately copies the Articles of Incorporation and all amendments thereto that are in effect to date. The prior Articles of Incorporation, as restated and amended by this Amended and Restated Certificate of Formation, are set forth below and contain no other changes in any provisions. For purposes of this document, the prior Articles of Incorporation, including all amendments thereto, will be referred to as the Certificate of Formation.

                                     SECOND
                                     ------


     The shareholders of the Corporation adopted the following amendments to the Certificate of Formation on the _____ day of _____________, 2006:


     1. ARTICLE TWO of the Certificate of Formation is amended to read as follows:

               "The corporation is formed as a domestic for-profit corporation."

     2. ARTICLE THREE of the Certificate of Formation is amended to read as follows:

               "The purposes for which the corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code."

     3. ARTICLE FOUR of the Certificate of Formation is amended to read as follows:

               "The aggregate number of shares which the corporation shall have authority to issue is FORTY MILLION (40,000,000) of the par value of ONE CENT ($0.01) each."

     4. ARTICLE FIVE of the Certificate of Formation is deleted in its entirety.

     5. ARTICLE SIX of the Certificate of Formation is renumbered as ARTICLE FIVE, and is amended to read as follows:

               "The address of its registered office is 400 Pine Street, Abilene, Texas, USA 79601, and the name of its registered agent at such address is F. Scott Dueser."

     6. ARTICLE SEVEN of the Certificate of Formation is renumbered as ARTICLE SIX, and is amended to read as follows:

               "The number of Directors constituting the current Board of Directors is ________ (___), and the names and addresses of the persons who are currently serving as Directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:


                  Name                      Address
                  ----                      -------

                  ---------------           ----------------------------------

                  ---------------           ----------------------------------"

     7. ARTICLE EIGHT of the Certificate of Formation is deleted in its entirety.

     8. ARTICLE NINE of the Certificate of Formation is renumbered as ARTICLE SEVEN, and is amended to read as follow:

               "The right of every shareholder to cumulatively vote shares is denied."

     9. ARTICLE TEN of the Certificate of Formation is renumbered as ARTICLE EIGHT, and is amended to read as follows:

               "The preemptive rights of every shareholder to acquire unissued or treasury shares of the corporation are denied."

     10. ARTICLE ELEVEN of the Certificate of Formation is renumbered as ARTICLE NINE, and is amended to read as follows:

               "To the fullest extent not prohibited by applicable laws as presently or hereafter in effect, no person shall be liable to the corporation or its shareholders for monetary damages for or with respect to any acts or omissions in his or her capacity as a Director of the corporation, except liability for (i) a breach of a Director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office, (iv) an act or omission for which the liability of a Director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

               Each person, his or her heirs, executors, personal representatives and estate, shall be indemnified by the corporation for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she shall be named a party or otherwise be a participant by virtue of being or having been or agreeing to become (i) a Director, officer, employee or agent of the corporation and/or (ii) a Director, officer, employee or agent of any corporation or organization at the request of the corporation. Such indemnity shall be provided to the fullest extent not prohibited by applicable laws presently in effect or as may hereafter be amended. Indemnity shall include, but not be limited to the advancement of expenses and payment of all loss, liability and expenses. Provided, however, that no person shall be indemnified for amounts paid in settlement unless the terms and conditions of said settlement have been consented to by the corporation. Further, no indemnification of employees or agents of the corporation (other than Directors and officers) will be made without express authorization of the corporation's Board of Directors.

               The corporation may, upon the affirmative vote of the majority of its Board of Directors, purchase insurance for the purpose of securing the indemnification of its Directors, officers and other employees to the extent that such indemnification is allowed in this Article. Such insurance may, but need not, be for the benefit of all Directors, officers or employees, and the purchase of any such insurance shall in no way limit the indemnification provisions of the preceding paragraph. Provided, however, that such insurance shall not include coverage for a formal order assessing civil money penalties against a Director or employee of the corporation arising out of an administrative proceeding or action by an appropriate bank regulatory agency.

               No repeal of or amendment to this Article Nine shall have any effect with respect to the liability or alleged liability of any Director occurring prior to such amendment or to the acts or omissions or rights to indemnity of any person occurring prior to such repeal or amendment."

               The term "Director" in this Article Nine shall include Advisory Directors and Directors Emeritus and Inside Directors serving in a post retirement capacity, as such terms are or may hereafter be defined in the Bylaws of the Company.

                                      THIRD
                                      -----

     Each statement made by this Amended and Restated Certificate of Formation has been effected in conformity with the Texas Business Corporation Act and the Texas Business Organizations Code. This Amended and Restated Certificate of Formation and all amendments made by this Amended and Restated Certificate of Formation were adopted by the shareholders of the Corporation on ________________, 2006 and in accordance with the Texas Business Corporation Act, the Texas Business Organizations Code and the constituent documents of the Corporation.


                                     FOURTH
                                     ------


     The Certificate of Formation and all amendments and supplements thereto are superseded by the following Amended and Restated Certificate of Formation, which accurately copies the entire text of the Certificate of Formation as well as incorporates the amendments set forth above:


                                   ARTICLE ONE

     The name of the corporation is FIRST FINANCIAL BANKSHARES, INC.

                                   ARTICLE TWO

     The corporation is formed as a domestic for-profit corporation.

                                  ARTICLE THREE

     The purposes for which the corporation is organized are the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code.

                                  ARTICLE FOUR

     The aggregate number of shares which the corporation shall have authority to issue is FORTY MILLION (40,000,000) of the par value of ONE CENT ($0.01) each.

                                  ARTICLE FIVE

     The address of its registered office is 400 Pine Street, Abilene, Texas, USA 79601, and the name of its registered agent at such address is F. Scott Dueser.

                                   ARTICLE SIX

     The number of Directors constituting the current Board of Directors is ________ (___), and the names and addresses of the persons who are currently serving as Directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:


         Name                               Address
         ----                               -------

         ---------------                    ----------------------------------

         ---------------                    ----------------------------------

                                  ARTICLE SEVEN

     The right of every shareholder to cumulatively vote shares is denied.

                                  ARTICLE EIGHT

     The preemptive rights of every shareholder to acquire unissued or treasury shares of the corporation is denied.

                                  ARTICLE NINE

     To the fullest extent not prohibited by applicable laws as presently or hereafter in effect, no person shall be liable to the corporation or its shareholders for monetary damages for or with respect to any acts or omissions in his or her capacity as a Director of the corporation, except liability for
(i) a breach of a Director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office, (iv) an act or omission for which the liability of a Director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

     Each person, his or her heirs, executors, personal representatives and estate, shall be indemnified by the corporation for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she shall be named a party or otherwise be a participant by virtue of being or having been or agreeing to become (i) a Director, officer, employee or agent of the corporation and/or (ii) a Director, officer, employee or agent of any corporation or organization at the request of the corporation. Such indemnity shall be provided to the fullest extent not prohibited by applicable laws presently in effect or as may hereafter be amended. Indemnity shall include, but not be limited to the advancement of expenses and payment of all loss, liability and expenses. Provided, however, that no person shall be indemnified for amounts paid in settlement unless the terms and conditions of said settlement have been consented to by the corporation. Further, no indemnification of employees or agents of the corporation (other than Directors and officers) will be made without express authorization of the corporation's Board of Directors.

     The corporation may, upon the affirmative vote of the majority of its Board of Directors, purchase insurance for the purpose of securing the indemnification of its Directors, officers and other employees to the extent that such indemnification is allowed in this Article. Such insurance may, but need not, be for the benefit of all Directors, officers or employees, and the purchase of any such insurance shall in no way limit the indemnification provisions of the preceding paragraph. Provided, however, that such insurance shall not include coverage for a formal order assessing civil money penalties against a Director or employee of the corporation arising out of an administrative proceeding or action by an appropriate bank regulatory agency.

     No repeal of or amendment to this Article Nine shall have any effect with respect to the liability or alleged liability of any Director occurring prior to such amendment or to the acts or omissions or rights to indemnity of any person occurring prior to such repeal or amendment.

     The term "Director" in this Article Nine shall include Advisory Directors and Directors Emeritus and Inside Directors serving in a post retirement capacity, as such terms are or may hereafter be defined in the Bylaws of the Company.


                                               FIRST FINANCIAL BANKSHARES, INC.


                                               By:____________________________
                                                    F. Scott Dueser, President



Dated:                     , 2006
       --------------------

                                                                     APPENDIX B

                              ARTICLES OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        FIRST FINANCIAL BANKSHARES, INC.

     Pursuant to Article 4.04 of the Texas Business Corporation Act, as amended, First Financial Bankshares, Inc., a Texas corporation, hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation.

                                    ARTICLE 1

The name of the Corporation is First Financial Bankshares, Inc.

                                    ARTICLE 2

The text of ARTICLE FOUR of the Restated Articles of Incorporation of the Corporation, as amended, is hereby deleted in its entirety and replaced with the following:

     "The aggregate number of shares which the corporation shall have authority to issue is FORTY MILLION (40,000,000) of the par value of ONE CENT ($0.01) each."

                                    ARTICLE 3

The foregoing amendment was adopted by the shareholders of the Corporation on _________, 2006. ARTICLE 4

The foregoing amendment was approved in the manner required by the Texas Business Corporation Act, as amended, and the constituent documents of the Corporation.

Dated _______, 2006

                                               FIRST FINANCIAL BANKSHARES, INC.


                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------